United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2005

CINGULAR WIRELESS LLC

(Exact name of registrant as specified in its charter)

Delaware	1-31673	74-2955068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5565 Glenridge Connector, Atlanta, Georgia 30342

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (404)236-7895

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS
SIGNATURE

ITEM 8.01. OTHER EVENTS

The Company and AT&T Wireless are defendants in a lawsuit brought by Freedom Wireless, Inc. alleging patent infringement related to prepaid wireless service. The trial for this matter commenced in late February 2005 before the U.S. District Court for the District of Massachusetts. The plaintiff sought approximately $260 million in monetary damages from the Company and AT&T Wireless, as well as injunctive relief. On May 20, 2005, the jury reached a verdict, awarding approximately $128 million for past infringement against the Company and Boston Communications Group, Inc. (BCGI), whose prepaid technology platform the Company uses and whose technology is alleged to infringe two patents held by Freedom Wireless. The Company will pursue post-trial motions and an additional defense of unenforceability of the patents before the trial court. The Company plans to appeal if the trial court ultimately enters a judgment against the Company and AT&T Wireless.

BCGI has agreed to indemnify the Company and AT&T Wireless with respect to the claims asserted in this litigation. However, if BCGI does not have adequate financial resources to fully pay any judgment against the Company and AT&T Wireless, the Company would be required to pay all or part of the judgment. BCGI has recently filed a Form 8-K Report with the Securities and Exchange Commission discussing it financial circumstances in light of Freedom Wireless’ litigation against it. (This reference is for information only and is not intended to incorporate herein such report or the information included therein.)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINGULAR WIRELESS LLC

Date: May 26, 2005	By:	/s/ Peter A. Ritcher

Peter A. Ritcher
Chief Financial Officer
(Principal Financial Officer)